UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 23, 2014

ENBRIDGE ENERGY PARTNERS, L.P.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-10934	39-1715850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 LOUISIANA, SUITE 3300, HOUSTON, TEXAS 77002

(Address of Principal Executive Offices) (Zip Code)

(713) 821-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 23, 2014, Enbridge Energy Partners, L.P. (“EEP” or the “Partnership”) announced that agreement had been reached on the terms of a drop down transaction pursuant to which EEP would acquire the remaining 66.67 percent interest in the U.S. segment of the Alberta Clipper Pipeline from its general partner, Enbridge Energy Company, Inc. (“EECI”), in a transaction with an aggregate value of approximately $1.0 billion (the “Drop Down”). The Drop Down transaction is expected to close on January 2, 2015. The consideration will consist of approximately 18,114,975 units of a new class of limited partner interests of EEP designated as Class E units, with an aggregate value of approximately $694 million (based on the per unit notional value as described below), to be issued to EECI by the Partnership on the closing date. In addition, EEP will repay approximately $306 million of indebtedness owed to EECI.

The Class E units to be issued to EECI will be entitled to the same distributions as the Class A common units held by the public and will be convertible into Class A common units on a one-for-one basis at EECI’s option. The Class E units will not be entitled to distributions with respect to the quarter ending December 31, 2014. The Class E units will be redeemable at the Partnership’s option after 30 years, if not earlier converted by EECI. The Class E units will have a liquidation preference equal to their notional value at December 23, 2014 of $38.31 per unit, which was determined based on the trailing five-day volume-weighted average price of EEP’s Class A common units.

During each taxable year of the Partnership during the period from January 1, 2015 through December 31, 2037 in which a majority of the Class E units issued on the closing date of the Drop Down remain outstanding, holders of Class A, Class B and Class D units of the Partnership (including those held by EECI) will be specially allocated items of gross income that would otherwise be allocated to holders of Class E units, to the extent that such an amount of gross income exists, in an annual amount equal to $40 million. The annual amount of such allocation will be reduced to $20 million for each taxable year of the Partnership beginning after December 31, 2037.

Following the approval of the Drop Down, EEP entered into a contribution agreement, dated December 23, 2014, by and among EECI, Enbridge Pipelines (Alberta Clipper) L.L.C. and EEP (the “Agreement”).

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On December 23, 2014, the Partnership issued a press release announcing that agreement had been reached on the terms of the Drop Down and that the board of the delegate of its general partner authorized an increase in the cash distribution payable February 13, 2015 from $0.555 per quarter to $0.57 per quarter. Such press release is furnished as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of the Exhibit

10.1	Contribution Agreement, dated as of December 23, 2014, by and among, Enbridge Energy Company, Inc., Enbridge Pipelines (Alberta Clipper) L.L.C. and Enbridge Energy Partners, L.P.

99.1	Press release of Enbridge Energy Partners, L.P. dated December 23, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENBRIDGE ENERGY PARTNERS, L.P. (Registrant)

	By:	Enbridge Energy Management, L.L.C.
as delegate of Enbridge Energy Company, Inc., its General Partner

Date: December 29, 2014	By:	/s/ Chris Kaitson
Name Chris Kaitson
Title Vice President—Law and Assistant Secretary
(Duly Authorized Officer)

Index of Exhibits

Exhibit Number	Description of the Exhibit

10.1	Contribution Agreement, dated as of December 23, 2014, by and among, Enbridge Energy Company, Inc., Enbridge Pipelines (Alberta Clipper) L.L.C. and Enbridge Energy Partners, L.P.

99.1	Press release of Enbridge Energy Partners, L.P., dated December 23, 2014.